 NEWS RELEASE

For Immediate Release
May 29, 2009

Canwest Limited Partnership defers payments under senior credit facility

WINNIPEG – Canwest Global Communications Corp. (“Canwest” or the “Company”) announced today that its subsidiary, Canwest Limited Partnership (the “Limited Partnership”),  has decided to not make payments totalling approximately $10 million due under its senior secured credit facility on May 29, 2009, pending completion of a comprehensive recapitalization of the Limited Partnership.

The Limited Partnership owns and operates 12 major daily newspapers, 26 community newspapers, more than 80 online operations as well as other publications and national services. It does not include the National Post newspaper or its related online operations.

Canwest indicated in its second quarter results, released on April 9, 2009 that based on current revenue and expense projections and given the uncertain outlook, the Limited Partnership may not be able to maintain compliance with its financial covenants through the remainder of fiscal 2009. The Limited Partnership now expects to be in breach of these financial covenants as of May 31, 2009.

The deferral of these payments is intended to provide the Limited Partnership with the ability to continue to operate its business in the ordinary course, as it works to effect a recapitalization transaction.

The failure to make these payments and the financial covenant breaches will constitute events of default under the Limited Partnership’s senior credit agreement and senior subordinated credit facility which, in turn, would permit the lenders under each facility to demand immediate payment of those debts.

Management of the Limited Partnership is in discussions with the lenders under both credit facilities regarding the Limited Partnership’s future funding requirements.

A demand for immediate payment of amounts owing under either credit facility that is not satisfied through payment, or is not waived, postponed or rescinded within certain time periods, would result in an event of default under the Limited Partnership’s 9.25% senior subordinated notes, which would permit those noteholders to demand immediate payment of that debt.

Last week, Canwest announced that its subsidiary Canwest Media Inc. (“CMI”), had secured $175 million in financing enabling the Company to operate its business in the ordinary course and pursue a definitive recapitalization agreement on or before July 15, 2009.  A demand for immediate payment of amounts owing by the Limited Partnership under any of its debt facilities would permit the senior lenders to CMI to demand immediate payment which, in turn, would permit CMI's 8% noteholders to demand immediate payment. CMI does not expect its senior lenders or 8% noteholders to demand immediate payment of their respective debts while it continues to discuss the terms of a recapitalization transaction with representatives of the ad hoc committee of 8% noteholders.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions. These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize. Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk
Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated
November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the six months ended February 28, 2009.
Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Indonesia, Singapore, the United Kingdom and the United States.

For further information:

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com